As filed with the Securities and Exchange Commission on April 30, 2004
                                                     Registration No. 333-
=============================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         URSTADT BIDDLE PROPERTIES INC.
             (Exact name of registrant as specified in its charter)

     Maryland                                             04-2458042
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                        --------------------------------

                               321 Railroad Avenue
                          Greenwich, Connecticut 06830
                                 (203) 863-8200
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Charles J. Urstadt                              Willing L. Biddle
Chairman and Chief Executive Officer      President and Chief Operating Officer
  Urstadt Biddle Properties Inc.                 Urstadt Biddle Properties Inc.
      321 Railroad Avenue                              321 Railroad Avenue
  Greenwich, Connecticut 06830                   Greenwich, Connecticut 06830
       (203) 863-8200                                      (203) 863-8200

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                           Carol B. Stubblefield, Esq.
                              Coudert Brothers LLP
                           1114 Avenue of the Americas
                          New York, New York 10036-7703
                                 (212) 626-4400


       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |X|
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |_|
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_________________

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                                      Proposed
                                                                      Maximum
                                                                      Offering        Proposed         Amount of
        Title of Each Class of Securities           Amount to be     Price Per    Maximum Aggregate  Registration
                 to Be Registered                   Registered(2)     Unit (1)     Offering Price         Fee
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share             400,000 shares    $13.17 (2)    $5,268,000 (2)        $667

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value per share     400,000 shares    $14.27 (2)    $5,708,000 (2)        $723
                                                                                                         ====
                                                                                                         $1390
====================================================================================================================

(1) Based upon the average of the high and low sales prices for shares of common stock and Class A common stock, respectively, of the Registrant as reported on the New York Stock Exchange on April 28, 2004, estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457 of the Securities Act of 1933, as amended.
(2) The Prospectus that forms a part of this Registration Statement also applies to Registration No. 333-64381 and Registration No. 33-57119 (collectively, the "Prior Registration Statements") and the 134,760 shares of Class A common stock left unsold from the 500,000 shares of common stock and the 250,000 shares of Class A common stock registered under the Prior Registration Statements in accordance with Rule 429.

================================================================================

PROSPECTUS

                         Urstadt Biddle Properties Inc.

                  Dividend Reinvestment and Share Purchase Plan


         Urstadt Biddle Properties Inc., a Maryland corporation ("we" or the "Company"), is offering holders of our common stock and Class A common stock the opportunity to participate in our Dividend Reinvestment and Share Purchase Plan. The plan provides holders of shares of common stock, par value $.01 per share, and holders of shares of Class A common stock, par value $.01 per share, with a convenient and economical way to purchase additional shares of common stock and Class A common stock, respectively, without the payment of any brokerage commission or service charge.

         Participants in the plan may:

o Automatically reinvest cash dividends on all shares of common stock registered in their names in additional shares of common stock.

o Automatically reinvest cash dividends on all shares of Class A common stock registered in their names in additional shares of Class A common stock.

o Automatically reinvest cash dividends on less than all shares of common stock registered in their names in additional shares of common stock and continue to receive cash dividends on the remaining shares of common stock.

o Automatically reinvest cash dividends on less than all shares of Class A common stock registered in their names in additional shares of Class A common stock and continue to receive cash dividends on the remaining shares of Class A common stock.

         The price of the common stock and the Class A common stock purchased with reinvested dividends will be the higher of

o 95% of the closing price of the common stock or the Class A common stock, as applicable, on the dividend payment date (see Question 13) or

o 100% of the average of the daily high and low sale prices of the common stock or the Class A common stock, as applicable, for the period of five trading days ending on the day of purchase (as applicable, as published in the Eastern Edition of The Wall Street Journal report of the New York Stock Exchange -- Composite Transactions) (see Question 13).

         Holders of common stock and holders of Class A common stock who do not choose to participate in the plan will continue to receive cash dividends, as declared, in the usual manner.

         This prospectus relates to 400,000 authorized and unissued shares of common stock and 534,760 authorized and unissued shares of Class A common stock under the plan. We suggest that you retain this prospectus for future reference.

         Our common stock and Class A common stock are traded on the New York Stock Exchange under the symbols "UBP" and "UBA", respectively.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is April 30, 2004.

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of our securities in any state where the offer or solicitation is not authorized. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.






                                TABLE OF CONTENTS

                                                                      Page

A WARNING ABOUT FORWARD-LOOKING STATEMENTS...............................1

WHERE YOU CAN FIND MORE INFORMATION......................................1

OUR COMPANY...........  .................................................2

AMENDMENTS TO THE PLAN...................................................2

THE PLAN....... .........................................................2

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT.................12

USE OF PROCEEDS.........................................................25

INDEMNIFICATION OF DIRECTORS AND OFFICERS...............................25

EXPERTS...... ..........................................................25

LEGAL OPINION........ ..................................................26

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus, and the documents incorporated by reference, may contain "forward-looking" statements as described in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements usually include words like "believes," "anticipates" and "expects" and describe our expectations for the future. Some of these expectations may not be met in important ways for a variety of reasons. We have described these reasons in the reports we file with the SEC, and you should review them before you make any investment decision. We are not required to update any forward-looking statements we make and we may not make any updates.

                       Where You Can Find More Information

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

         We have filed with the SEC under the Securities Act of 1933, as amended, a Registration Statement on Form S-3 with respect to our common stock and Class A common stock issuable pursuant to the plan. This prospectus does not contain all of the information included in the registration statement as the SEC allows us to omit certain parts. You may read and copy the registration statement as described in the above paragraph. The registration statement is available for inspection and copying as set forth above.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC that are not included in this prospectus. The information incorporated by reference is considered part of this prospectus. We incorporate by reference the documents listed below:

       1. Our Annual Report on Form 10-K for the year ended October 31, 2003 filed on January 27, 2004; and

       2. Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2004 filed on March 12, 2004.

         We also incorporate by reference additional documents that may be subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         You may request a copy of these filings (excluding their exhibits), at no cost, by writing or telephoning:

                           Urstadt Biddle Properties Inc.
                           Attn:  James R. Moore
                           Executive Vice President and Chief Financial Officer 321 Railroad Avenue
                           Greenwich, Connecticut  06830
                           (203) 863-8200

         The statements that we make in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to the copy of such documents, which are filed as exhibits to our registration statement on Form S-3. You can obtain copies of these documents from the SEC or from us, as described above.

                                   Our Company

         We are a self-administered real estate investment trust, or REIT, which owns and manages income-producing commercial real estate. We have been in business, and our common equity has been listed on the New York Stock Exchange, since 1969. During that time, we have paid 138 consecutive quarterly cash dividends to our stockholders.

         Our primary investment focus is neighborhood and community shopping centers which are typically anchored by grocery or drug stores and located in suburban areas of the northeastern United States, with a primary concentration in Fairfield County, Connecticut, and Westchester and Putnam Counties, New York.

         Our offices are located at 321 Railroad Avenue, Greenwich, Connecticut 06830. Our telephone number is (203) 863-8200. We maintain an internet site at www.ubproperties.com; however, the information found on our site is not a part of this prospectus.

                             AMENDMENTS TO THE PLAN

         On March 10, 2004, our stockholders approved a proposal of our board of directors to increase the number of shares issuable under the plan by an additional 400,000 shares each of common stock and Class A common stock. As of April 29, 2004, there are 400,000 shares of common stock and 534,760 shares of Class A common stock available for issuance under the plan.

                                    THE PLAN

         We have set forth our Dividend Reinvestment and Share Purchase Plan, as amended, for holders of common stock and Class A common stock in the following questions and answers.

         Please address all inquiries concerning the plan to:

                  The Bank of New York
                  Investor Relations Department
                  P.O. Box 11258, Church Street Station
                  New York, New York 10286-1258

         Please send all sales, terminations and address changes to:

                  The Bank of New York
                  Urstadt Biddle Properties Inc. Dividend Reinvestment Plan P.O. Box 1958
                  Newark, New Jersey 07101-9774

         Please mention Urstadt Biddle Properties Inc. in all your correspondence and, if you are a participant in the plan, give the number of your account. If you prefer, you may call The Bank of New York at (1-800-524-4458).

Purpose

1. What is the purpose of the plan?

         The purpose of the plan is to provide holders of record of our common stock and holders of record of our Class A common stock (the Class A common stock and the common stock being collectively the "common shares") with a convenient and economical way of investing cash dividends on shares of common stock in additional shares of common stock and cash dividends on shares of Class A common stock in additional shares of Class A common stock without payment of any brokerage commission or service charge (see Question 13). Since the common shares will be purchased from us, we will receive additional funds to make investments in real estate and for other purposes.

Advantages

2. What are the advantages of the plan?

         By participating in the plan:

o You may purchase shares of common stock by reinvesting cash dividends on all or less than all of the shares of common stock registered in your name.

o You may purchase shares of Class A common stock by reinvesting cash dividends on all or less than all of the shares of Class A common stock registered in your name.

o You pay no brokerage commission or service charge in connection with investments under the plan.

o You may fully invest funds under the plan because the plan permits fractions of shares, as well as full shares, to be credited to your account.

o Record-keeping is simplified under the plan by the provision of a statement of account to each participant.

o You assure safekeeping of common shares credited to your account because certificates are not issued unless requested.

Administration

3. Who administers the plan for participants?

         The Bank of New York (the "agent") administers the plan for participants, keeps records, sends statements of account after each purchase to participants and performs other duties relating to the plan. The agent purchases common shares from us as agent for plan participants and credits the shares to the accounts of the individual participants.

         On behalf of plan participants, the agent may use an affiliated broker for trading activity in connection with any sale of shares from the plan. The broker receives a commission in connection with the transactions it processes (see Question 15).

Interpretation

4. How is the plan to be interpreted?

         We will determine any question of interpretation arising under the plan. Any such determination will be final.

Eligibility

5. Who is eligible to participate?

         All holders of record of common stock and all holders of record of Class A common stock are eligible to participate in the plan. Beneficial owners whose common shares are registered in names other than their own, for instance, in the name of a broker or bank nominee (record holder), must arrange participation with the broker or bank nominee.

         If for any reason a beneficial owner is unable to arrange participation with his or her nominee, the beneficial owner must become a record owner by having the common shares transferred to his or her name. We reserve the right to refuse to permit a broker or nominee to participate in the plan if the terms of such participation would, in our judgment, result in excessive cost to or burden on us.

Participation

6. How do holders of common shares join the plan?

         Holders of record of common stock and holders of record of Class A common stock may join the plan at any time by completing and signing an authorization card and returning it to the agent. Holders may obtain an authorization card and a postage-paid return envelope at any time by writing to The Bank of New York, Investor Relations Department, P.O. Box 11258, Church Street Station, New York, New York 10286-1258.

7. What does the authorization card provide?

         If you check the appropriate box on the authorization card, you may elect "Full Dividend Reinvestment of common stock" and the agent will apply all cash dividends on all shares of common stock then or subsequently registered in your name toward the purchase of common stock.

         If you check the appropriate box on the authorization card, you may elect "Full Dividend Reinvestment of Class A common stock" and the agent will apply all cash dividends on all shares of Class A common stock then or subsequently registered in your name toward the purchase of Class A common stock.

         If you elect to reinvest dividends on only a portion of your common stock, you should check the "Partial Dividend Reinvestment of common stock" box on the authorization card and indicate the number of shares of common stock on which you wish to receive cash dividends. The agent will apply the balance of your dividends toward the purchase of common stock. The number of shares of common stock on which you may elect to receive cash dividends may not exceed the total number of shares of common stock which have been issued to you.

         If you elect to reinvest cash dividends on only a portion of your Class A common stock, you should check the "Partial Dividend Reinvestment of Class A common stock" box on the authorization card and indicate the number of shares of Class A common stock on which you wish to receive cash dividends. The agent will apply the balance of your dividends toward the purchase of Class A common stock. The number of shares of Class A common stock on which you may elect to receive cash dividends may not exceed the total number of shares of Class A common stock which have been issued to you.

         The agent will reinvest automatically any subsequent dividends on common shares credited to your account under the plan. The plan, in other words, operates so as to reinvest dividends on a cumulative basis on the common shares designated on your authorization card and on all common shares accumulated and held in your plan account, until you specify otherwise by notice in writing delivered to the agent or withdraw from the plan altogether, submit a new authorization card changing the number of common shares on which you wish to receive cash dividends or until the plan is terminated. See Question 24 for the consequences of sales of common shares subject to the plan.

8. What are my options under the plan?

         By marking the appropriate spaces on the authorization card, you may choose among the following investment options:

o To reinvest cash dividends automatically on all shares of common stock now and subsequently registered in your name in additional shares of common stock at the applicable purchase price, as defined herein, on the dividend payment date. See Questions 12 and 13 for a description of the timing of the purchase of common shares and how the applicable purchase price is computed.

o To reinvest cash dividends automatically on all shares of Class A common stock now and subsequently registered in your name in additional shares of Class A common stock at the applicable purchase price on the dividend payment date. See Questions 12 and 13 for a description of the timing of the purchase of common shares and how the applicable purchase price is computed.

o To reinvest cash dividends automatically on less than all of the shares of common stock registered in your name in additional shares of common stock, receiving cash dividends on a specified number of full shares, at the applicable purchase price on the dividend payment date.

o To reinvest cash dividends automatically on less than all of the shares of Class A common stock registered in your name in additional shares of Class A common stock, receiving cash dividends on a specified number of full shares, at the applicable purchase price on the dividend payment date.

9. May I change options under the plan?

         Yes. You may change options under the plan at any time by completing and signing a new authorization card and returning it to the agent. The answer to Question 6 tells how to obtain an authorization card and return envelope. The agent must receive any change concerning the reinvestment of dividends not later than the record date for a dividend in order for the change to become effective with respect to that dividend. See Question 10.

10. When will reinvestment of dividends on common shares start?

         If the agent receives your authorization card by the record date for determining the holders of common shares entitled to receive the next dividend, reinvestment of your dividends, or portion thereof, will commence with the next dividend. If the agent receives your authorization card after the record date, reinvestment of your dividends, or portion thereof, will not start until payment of the next following dividend.

Purchases

11. What is the source of common shares purchased under the plan?

         Common shares purchased under the plan come from our authorized but unissued common shares. Common shares will not be purchased in the open market.

12. When will dividends be invested in common shares?

         Reinvestment of dividends will be made on the date when the dividend becomes payable. Participants will become owners of common shares purchased under the plan as of the date of purchase.

13. What will be the purchase price of common shares purchased under the plan?

         The price of common shares purchased from us with participants' reinvested cash dividends (the "purchase price") will be the higher of

o 95% of the closing price of the common stock or Class A common stock, as applicable, on the dividend payment date or

o 100% of the average of the daily high and low sales prices of the common stock or the Class A common stock, as applicable, for the period of five trading days ending on the dividend payment date, in each case as published in the Eastern Edition of The Wall Street Journal report of New York Stock Exchange-Composite Transactions.

If there is no trading in the common shares on the NYSE for a substantial amount of time during any trading day in the five-day period, or if publication by The Wall Street Journal of reports of share transactions for any trading day in the five-day period does not take place or is subject to reporting error, we will determine the applicable purchase price on the basis of such market quotations as we and the agent deem appropriate. Should The Wall Street Journal cease to be published or should daily high and low prices of the common shares no longer be reported for the New York Stock Exchange-Composite Transactions, then we, upon consultation with the agent, will identify such other public reports or sources as we deem appropriate to obtain daily trading prices of our common shares.

14. How will the number of common shares purchased for me be determined?

         The number of common shares that will be purchased for you will depend on the amount of your dividend to be invested and the applicable purchase price of the common shares. Your account will be credited with the number of common shares, including fractions computed to four decimal places, that results from dividing the aggregate amount of dividends to be invested by the applicable purchase price, also computed to four decimal places.

Costs

15. Are there any costs to me for my purchases under the plan?

         There are no brokerage fees for purchase of common shares under the plan because shares are purchased directly from us. We will pay all costs of administration of the plan. However, if you request the agent to sell your shares in the event of your withdrawal from the plan (see Question 22), the agent will deduct any brokerage commissions and transfer taxes incurred. Also, brokers and nominees may impose charges or fees in connection with their handling of participation in the plan by nominee and fiduciary accounts.

Dividends

16. Will dividends be paid on common shares held in my plan account?

         Yes. Cash dividends on whole shares of common stock and on any fraction of a share of common stock credited to your account are automatically reinvested in additional shares of common stock and credited to your account. Cash dividends on whole shares of Class A common stock and on any fraction of a share of Class A common stock credited to your account are automatically reinvested in additional shares of Class A common stock and credited to your account.

Reports to Participants

17. What kind of reports will be sent to me?

         Following each purchase of common shares for your account, the agent will mail to you a statement of account showing amounts invested, the purchase price (see Question 13), the number of shares purchased, and other information for the year to date. These statements are your record of the cost of your purchases. You should retain the statements for income tax and other purposes. In addition, during the year you will receive copies of the same communications sent to all other holders of common shares, including our quarterly and annual reports to stockholders and annual meeting materials.

         Your dividend reinvestment statement contains a transaction advice at the bottom which should be utilized for all transaction processing. This will help expedite your request.

Certificates for Shares

18. Will I receive certificates for common shares purchased under the plan?

         Common shares purchased by the agent for your account will be registered in the name of the agent's nominee and certificates for such shares will not be issued to you until requested. The total number of shares credited to your account will be shown on each statement of account. This custodial service helps to protect you against the risk of loss, theft or destruction of stock certificates.

         You may request that the agent have certificates for any number of whole shares credited to your account issued at any time. Please utilize the tear-off stub attached to the bottom of your dividend reinvestment statement when requesting a withdrawal or termination. Cash dividends with respect to shares represented by certificates issued to you will continue to be automatically reinvested. Any remaining whole shares and fractions of a share will continue to be credited to your account. Certificates for fractions of shares will not be issued under any circumstances.

19. May common shares in my plan account be pledged?

         No. You must first request that certificates for shares credited to your plan account be issued to you (see Question 18) before you can pledge such shares.

20. In whose name will certificates be registered when issued?

         When issued, certificates for common shares will be registered in the name in which your plan account is maintained. For holders of record, this generally will be the name or names in which your share certificates are registered at the time you enroll in the plan. Upon request, shares will be registered in any other name upon the presentation to the agent of evidence of compliance with all applicable transfer requirements, including the payment of any applicable transfer taxes.

Withdrawal from the Plan

21. When may I withdraw from the plan?

         You may withdraw from the plan at any time. If the agent receives your request to withdraw prior to the record date for determining the holders entitled to receive the next dividend respecting any common shares held by you, the agent will process your request following receipt. If the agent receives your request to withdraw on or after the record date for determining the holders entitled to receive the next dividend on such common shares but before payment of the dividend, the dividend will be reinvested for your account and your request for withdrawal will be processed promptly thereafter.

         After your request for withdrawal has become effective, all dividends will be paid in cash to you unless and until you re-enroll in the plan, which you may do at any time.

22. How do I withdraw from the plan?

In order to withdraw from the plan, complete the transaction advice attached to the bottom of your statement. Send the completed form to The Bank of New York, Urstadt Biddle Properties Inc. Dividend Reinvestment Plan, P.O. Box 1958, Newark, New Jersey 07101-9774. When you withdraw from the plan, or if we terminate the plan, certificates for whole shares credited to your account under the plan will be issued to you and you will receive a cash payment from the proceeds of fractional shares less any transaction costs and transfer taxes (see Question 23).

         Upon withdrawal from the plan, you may request that all of your shares in the plan, both whole and fractional, be sold. This sale will be made within ten trading days after receipt by the agent of the request. You will receive the proceeds of the sale, less any brokerage commission, fees, and transfer tax.

         You should be aware that the price of common shares may fall during the period between a request for sale, its receipt by the agent and the ultimate sale in the open market within ten trading days after receipt. This risk should be carefully evaluated as you bear all the risk under such circumstances.

         No check will be mailed prior to settlement of funds from the brokerage firm. The settlement is on the third business day after the sale of shares.

23. What happens to my fractional share when I withdraw from the plan?

         When you withdraw from the plan, a cash adjustment representing any fraction of a share then credited to your account will be mailed directly to you. The cash payment will be based on the current market price of the common stock or the Class A common stock, as applicable (see Question 22).

Other Information

24. What happens when I sell or transfer all of the shares registered in my name?

         If you dispose of all shares registered in your name, the agent will continue to reinvest the dividends on shares credited to your account under the plan subject to your right to withdraw from the plan at any time.

25. What happens when I sell or transfer some but not all of my shares?

                  (a) Full Dividend Reinvestment.

         If you are investing the cash dividends on all of the shares registered in your name, and you dispose of a portion of these shares, the agent will continue to reinvest the dividends on the remainder of the shares registered in your name.

                  (b) Partial Dividend Reinvestment.

         If you have directed the agent to pay cash dividends to you on some of your shares and to reinvest dividends on the remainder of your shares, and you dispose of a portion of your shares, you should provide new written instructions to the agent on how to handle your account. If the agent does not receive new instructions, it may, in its discretion, either

o               pay cash dividends on all of your shares or

o continue to reinvest dividends on the number of shares, if any, you own in excess of the number of shares on which you have directed the agent to pay cash dividends.

26. Can I effect "book-to-book" transfers?

         Participants may effect "book-to-book" transfers, which involve transferring shares from an existing participant account to a new participant account, by following these steps:

o Call the agent's toll-free telephone number (1-800-524-4458) and request the plan documents and an enrollment form for the new account to be opened.

o Have the new participant(s) complete the enrollment form with the following information:

                           - complete name(s) in which the account is to be registered; - address (including zip code); and - taxpayer identification number.

o Send a written request to the agent indicating the number of shares, full and/or fractional, which should be transferred to the new account. All participants in the existing account must sign the request and their signatures must be guaranteed by a bank, broker or financial institution that is a member of the Signature Guarantee Medallion Program. This is a program established pursuant to Rule 17Ad-15 of the Exchange Act that requires registered transfer agents, such as the agent, to establish standards for the acceptance of signature guarantees and to reject requests for transfers from nonmembers or nonparticipants in the program.

o Return the completed enrollment form with the written request.

o The costs associated with "book-to-book" transfers will be borne by the existing participant.

27. What happens if we issue a stock dividend, declare a stock split or have a rights offering?

         Any stock dividends or split shares distributed by us on common shares credited on your plan account will be added to your account. Stock dividends or split shares distributed on common shares for which you hold certificates will be mailed directly to you in the same manner as to stockholders who are not participating in the plan.

         In a regular rights offering, as a holder of record you will receive rights based upon the total number of whole common shares owned: that is, the total number of shares for which you hold certificates and the total number of whole shares held in your plan account.

         Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or rights offering.

28. Can I vote shares in my plan account at meetings of stockholders?

         Yes. You will receive a proxy for the total number of common shares held -- both the shares for which you hold certificates and those credited to your plan account. The total number of whole and fractional common shares held may also be voted in person at a meeting.

         If the proxy is not returned or if it is returned unsigned, none of your common shares will be voted unless you vote in person.

29. What are the U.S. federal income tax consequences of participation in the plan?

         For U.S. federal income tax purposes, distributions paid to you by us which you reinvest in common shares pursuant to the plan will be treated in the same manner as normal cash distributions. Distributions that are designated as capital gain dividends will be taxable as long-term capital gain to the extent of our net capital gain for the year, regardless of how long you have held the underlying shares. Written notice designating a distribution (or portion thereof) as a capital gain dividend will be mailed to you by us not later than 30 days after the close of our taxable year. Distributions other than capital gain dividends will be taxable as ordinary income to the extent of our current and accumulated earnings and profits. If we make distributions in excess of our current and accumulated earnings and profits, such distributions will constitute nontaxable returns of capital to the extent of your tax basis in the shares with respect to which the distributions are paid, and taxable gain to the extent of any excess. Your initial tax basis in your shares generally will equal the amount that you paid for such shares. Information as to the U.S. federal income tax status of each calendar year's distributions will be mailed to the holders of common shares in January of the following year.

         You will recognize gain or loss upon a sale, redemption or other taxable disposition of common shares, such as when common shares are sold either by you or by the agent at your request when you withdraw from the plan (see Question 22), or when you receive a cash payment for a fractional share credited to your account upon withdrawal from or termination of the plan (see Question
23). Such gain or loss generally is measured by the difference between the amount realized on the taxable disposition of the shares and your tax basis in such shares. In general, capital gain realized by a U.S. individual, estate or trust on a taxable disposition of common shares that are held (i) for one year or less will be treated as short-term capital gain taxable at ordinary income rates, or (ii) for more than one year will be subject to a maximum tax rate of 15 percent. For corporations, capital gains are generally taxed at the same rate as ordinary income.

         In general, capital losses realized by a corporate holder of common shares on a taxable disposition of common shares are deductible only against capital gains. A noncorporate holder of common shares (i.e., an individual, estate or trust) is subject to a similar rule, except that he or she may deduct up to $3,000 of excess capital losses against ordinary income each year. The net capital losses of a corporate holder of common shares not allowed in the year realized generally may be carried back three years and carried forward five years from the loss year. The capital losses of a noncorporate holder of common shares may not be carried back, but such losses may be carried forward indefinitely.

         The summary above discusses only U.S. federal income tax considerations relating to the ownership of common shares and participation in the plan. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder, as in effect on the date hereof. In particular, this summary does not address the tax treatment of holders of common shares who are subject to special tax rules, including, without limitation, dealers in securities, insurance companies, banks, tax-exempt entities or qualified pension and profit-sharing plans. Holders of common shares are advised to consult their own tax advisers as to the U.S. federal, state, local and other tax consequences of the ownership of common shares and participation in the plan.

30. What is our responsibility and the agent's responsibility under the plan?

         Neither we nor the agent nor its nominees, in administering the plan, will accept liability for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to purchase shares or to terminate a participant's account prior to receipt of notice in writing. Neither we nor the agent can assure you of a profit or protect you against a loss on shares purchased under the plan.

31. How are income tax withholding provisions applied to participants?

         In the case of foreign participants who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, an amount equal to the dividends payable to such participants who elect to reinvest dividends, less the amount of tax required to be withheld, will be applied by the agent to the purchase of common shares. The statement of account mailed to each foreign participant after the final purchase of the calendar year will show the amount of tax withheld in that year. The same procedure will be followed in the case of an individual domestic stockholder who fails to furnish us with a correct taxpayer identification number, who has unreported dividends or interest income, or who fails to certify to us that he is not subject to such withholding.

32. May the plan be changed or discontinued?

         We reserve the right to modify, suspend or terminate the plan at any time. All participants will receive notice of any such action. Any such modification, suspension or termination will not, of course, affect previously executed transactions. We also reserve the right to adopt, and from time to time change, such administrative rules and regulations, not inconsistent in substance with the basic provisions of the plan then in effect, as we deem desirable or appropriate for the administration of the plan. The agent reserves the right to resign at any time upon reasonable written notice to us.

             Federal Income Tax Consequences of Our Status as a REIT

         This section summarizes the federal income tax issues that you, as a stockholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "Taxation of Tax-Exempt Stockholders," below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "Taxation of Non-U.S. Stockholders," below).

         The statements in this section are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

         In connection with the registration statement of which this prospectus is a part, Coudert Brothers LLP has rendered an opinion that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended October 31, 2001 through October 31, 2003, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending October 31, 2004 and in the future. You should be aware that the opinion is based on current law and is not binding on the IRS or any court. In addition, the opinion is based on customary assumptions and on our representations as to factual matters, all of which are described in the opinion. Moreover, we urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our common shares and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

Taxation of our Company

         We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended October 31, 1970. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue so to operate. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

         Our qualification as a REIT depends on our ability to meet, on a continuing basis, qualification tests in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of us and our stockholders if we fail to qualify as a REIT, see "Failure to Qualify," below.

         If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

o We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

o We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to stockholders.

o  We will pay income tax at the highest corporate rate on:

o net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

o      other non-qualifying income from foreclosure property.

o We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

o If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "Requirements for Qualification -- Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we generally will pay a 100% tax on:

o the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by,

o      a fraction intended to reflect our profitability.

o  If we fail to distribute during a calendar year at least the sum of:

o      85% of our REIT ordinary income for the year,

o      95% of our REIT capital gain net income for the year, and

o any undistributed taxable income from earlier periods, we will pay a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

o  We may elect to retain and pay income tax on our net long-term capital gain.

o We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

o If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

o the amount of gain that we recognize at the time of the sale or disposition, and

o the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

         A REIT is an entity that meets each of the following requirements:

1.                It is managed by trustees or directors.

2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5. At least 100 persons are beneficial owners of its shares or ownership certificates.

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8. It meets certain other qualification tests, described below, regarding the nature of its income and assets.

         We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

         We have issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of common shares so that we should continue to satisfy these requirements.

         For U.S. federal income tax purposes, a corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT and for which no election has been made to treat such corporation as a "Taxable REIT Subsidiary." We have four corporate subsidiaries, 323 Railroad Corp., UB Danbury, Inc., UB Darien, Inc. and UB Somers, Inc., and own all of their capital stock. For federal income tax purposes, 323 Railroad Corp., UB Danbury, Inc., UB Darien, Inc. and UB Somers, Inc. are ignored as separate entities, and all of their assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit.

         An unincorporated domestic entity, such as a partnership, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of any partnership or joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a "subsidiary partnership"), will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

         A REIT may own up to 100% of the stock of a "taxable REIT subsidiary," or TRS. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We do not currently have any TRSs, but may form one or more TRS in future taxable years.

Income Tests

         We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

o        rents from real property;

o interest on debt secured by mortgages on real property, or on interests in real property;

o dividends or other distributions on, and gain from the sale of, shares in other REITs; and gain from the sale of real estate assets.

         Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain interest rate hedging contracts, or any combination of these. Gross income from any origination fees is not qualifying income for purposes of either gross income test, and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

         A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances related to each particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business."

         We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. "Foreclosure property" is any real property, including interests in real property, and any personal property incident to such real property:

o that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

o for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated;

o and for which the REIT makes a proper election to treat the property as foreclosure property.

We have no foreclosure property as of the date of this prospectus.

         However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

o on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

o on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

o which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

         Rent that we receive from real property that we own and lease to tenants will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if each of the following conditions is met:

o The rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

o Neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent (other than a TRS). Rent we receive from a TRS will qualify as "rents from real property" if at least 90% of the leased space of the property is rented to persons other than TRSs and 10%-owned tenants and the amount of rent paid by the TRS is substantially comparable to the rent paid by the other tenants of the property for comparable space.

o None of the rent received under a lease of real property will qualify as "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease. The allocation of rent between real and personal property is based on the relative fair market values of the real and personal property.

o We generally must not operate or manage our real property or furnish or render services to our tenants, other than through an independent contractor who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an independent contractor, but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Further, we may own up to 100% of the stock of a TRS. A TRS generally can provide customary and noncustomary services to our tenants without tainting our rental income.

We believe that the rents we receive meet all of these conditions.

         If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

o our failure to meet such tests is due to reasonable cause and not due to willful neglect;

o      we attach a schedule of the sources of our income to our tax return; and

o any incorrect information on the schedule was not due to fraud with intent to evade tax.

         We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "Taxation of our Company," even if the relief provisions apply, we generally would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

         To maintain our qualification as a REIT, we also must satisfy two asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

o      cash or cash items, including certain receivables;

o      government securities;

o interests in real property, including leaseholds and options to acquire real property and leaseholds;

o      interests in mortgages on real property;

o      stock in other REITs; and

o investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

         Under the second asset test, except for securities in the 75% asset class, securities in a TRS or qualified REIT subsidiary, and certain partnership interests and certain debt obligations:

o not more than 5% of the value of our total assets may be represented by securities of any one issuer;

o we may not own securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer; and

o we may not own securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the "10% value test").

In addition, not more than 20% of the value of our total assets may be represented by securities of one or more TRSs.

         We believe that our existing assets are qualifying assets for purposes of the 75% asset test. We also believe that any additional real property that we acquire, loans that we extend and temporary investments that we make generally will be qualifying assets for purposes of the 75% asset test, except to the extent that the principal balance of any loan exceeds the value of the associated real property or to the extent the asset is a loan that is not deemed to be an interest in real property. We will monitor the status of our acquired assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

o we satisfied the asset tests at the end of the preceding calendar quarter; and

o the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

         If we did not satisfy the condition described in the first item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Distribution Requirements

         Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

o      the sum of

o 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and

o         90% of our after-tax income, if any, from foreclosure property, minus

o      the sum of certain items of non-cash income.

         We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

         We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three-months of the calendar year, at least the sum of:

o      85% of our REIT ordinary income for such year,

o      95% of our REIT capital gain income for such year, and

o      any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "Taxation of Taxable U.S. Stockholders" below. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

         It is possible that, from time to time, we may experience timing differences between:

o the actual receipt of income and actual payment of deductible expenses, and

o the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income.

         Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

         We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied, and we intend to continue to comply, with these requirements.

Failure to Qualify

         If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

         As long as we qualify as a REIT, a taxable "U.S. stockholder" must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. The term "U.S. stockholder" means a holder of our stock that, for United States federal income tax purposes, is:

o      a citizen or resident of the United States,

o an entity created or organized under the laws of the United States or of a political subdivision of the United States,

o an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or

o      any trust with respect to which:

o a United States court is able to exercise primary supervision over its administration, and

o one or more United States persons have the authority to control all of its substantial decisions.

     A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its stock. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

         We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its shares of our stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid. If we make such an election, we may, if possible without jeopardizing our status as a REIT, make such an election only with respect to capital gains allocable to our common shares.

         A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's shares of our stock. Instead, the distribution will reduce the adjusted basis of such shares of our stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her shares of our stock as long-term capital gain, or short-term capital gain if the shares of our stock have been held for one year or less, assuming the shares of our stock are a capital asset in the hands of the U.S. stockholder. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to dividends on our preferred stock and then to dividends on our common shares.

         Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the shares of our stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of shares of our stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Stockholders on the Disposition of Stock

         In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of his or her shares of our stock as long-term capital gain or loss if the U.S. stockholder has held the shares of our stock for more than one year. However, a U.S. stockholder must treat any loss upon a sale or exchange of shares of our stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the shares of our stock may be disallowed if the U.S. stockholder purchases other shares of substantially identical stock within 30 days before or after the disposition.

Capital Gains and Losses

         The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to individual taxpayers is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

         We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

o is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact;

o or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

         A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see "Taxation of Non-U.S. Stockholders."

Taxation of Tax-Exempt Stockholders

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of shares of our stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares must treat a percentage of the dividends that it receives as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

o the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

o we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of a pension trust to be treated as holding our shares in proportion to their actuarial interests in such pension trust; and

o      either

o        one pension trust owns more than 25% of the value of our shares; or

o a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

Taxation of Non-U.S. Stockholders

         The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the shares of our stock, including any reporting requirements.

         A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a non-U.S. corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

o a lower treaty rate applies and the non-U.S. stockholder files the required form evidencing eligibility for that reduced rate with us, or

o the non-U.S. stockholder files the required form with us claiming that the distribution is effectively connected income.

         A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of its common shares. Instead, the distribution will reduce the adjusted basis of those shares. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common shares of, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

         We are generally required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we generally will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

         For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "U.S. real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on this distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

         A non-U.S. stockholder generally will not incur tax under FIRPTA on gain from the sale of our stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% of the value of such stock. We cannot assure you that that test will be met. A non-U.S. stockholder will not incur tax under FIRPTA on gain from the sale of our shares unless it owns more than 5% of common stock or Class A common stock. If the gain on the sale of our common shares is taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations.

       A non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

o the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

o the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Legislative or Other Actions Affecting REITs

         On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This tax legislation reduced the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends are generally not eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends generally apply to:

o your long-term capital gains, if any, recognized on the disposition of our shares;

o our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

o our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

o our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

State and Local Taxes

         We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

                                 USE OF PROCEEDS

         We have no basis for estimating precisely either the number of common shares that ultimately may be sold pursuant to the plan or the prices at which such shares will be sold. However, we propose to use the net proceeds from the sale of common shares pursuant to the plan, when and as received, to make investments in real estate and for other general corporate purposes. We consider the plan to be a cost-effective means of expanding our equity capital base and furthering our investment objectives while at the same time benefiting holders of common shares.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Bylaws provide that we will indemnify and hold harmless to the fullest extent permitted by, and under, applicable law any person who is or was one of our directors or officers, who by reason of this status or service in that capacity was, is, or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative. The indemnification will be against all liability and loss suffered and expenses, including, but not limited to, attorneys' fees, judgments, fines, penalties, and amounts paid in settlement, actually and reasonably incurred by the individual in connection with such proceeding.

         In addition, we have entered into indemnification agreements with certain of our directors, indemnifying them against expenses, settlements, judgments and levies incurred in connection with any action, suit or proceeding, whether civil or criminal, where the individual's involvement is by reason of the fact that he is or was a director.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the SEC's opinion such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     EXPERTS

         The consolidated financial statements of Urstadt Biddle Properties Inc. appearing in Urstadt Biddle Properties Inc.'s Annual Report (Form 10-K) for the year ended October 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL OPINION

         Miles & Stockbridge P.C., Baltimore, Maryland will pass upon the legality of the shares of common stock and Class A common stock offered by this Prospectus for us.








                         URSTADT BIDDLE PROPERTIES INC.


                  DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN



                        Prospectus dated April 30, 2004.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution

SEC registration fee.............................................       $1,390
Printing expenses................................................      $15,000*
Accountants' fees................................................      $15,000*
Listing fees.....................................................       $7,000*
Counsel fees.....................................................      $30,000*
Miscellaneous....................................................       $1,610*

Total............................................................      $70,000*
---------------------
*  Estimated.

Item 15.  Indemnification Of Directors And Officers

         The Bylaws of the Registrant provide that the Registrant shall indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by the Maryland General Corporation Law (the "MGCL"). The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the Registrant, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, or (ii) the director actually received an improper benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

         The MGCL does not permit indemnification in respect of any proceeding in which the party seeking indemnification shall have been adjudged to be liable to the Corporation. Further, a party may not be indemnified for a proceeding brought by that party against the Corporation, except (i) for a proceeding brought to enforce indemnification or (ii) if the charter or Bylaws, a resolution of the board of directors or an agreement approved by the board of directors to which the Corporation is a party expressly provide otherwise.

         Article XIII of the Charter of the Registrant also limits liability for money damages as permitted by MGCL.

Item 16.  Exhibits

                                  Exhibit Index

Exhibit Number          Description
         4.1            Amended  Articles  of  Incorporation  of  the  Company  (incorporated  by reference to Exhibit C of Amendment  No. 1 to  Registrant's  Statement on
                        Form S-4 filed January 22, 1997 (SEC File No. 333-19113)).
         4.2            Articles  Supplementary  of the Company  (incorporated  by  reference  to
                        Exhibit A of Exhibit 4.1 of the  Registrant's  Current Report on Form 8-K
                        dated March 12, 1997 (SEC File No. 001-12803)).
         4.3            Articles  Supplementary  of the Company  (incorporated  by  reference  to
                        Exhibit 4.1 of the Registrant's  Current Report on Form 8-K dated January
                        8, 1998 (SEC File No. 001-12803)).
         4.4            Articles  Supplementary  of the Company  (incorporated  by  reference  to
                        Annex A of Exhibit  4.1 of the  Registrant's  Current  Report on Form 8-K
                        filed August 3, 1998 (SEC File No. 001-12803)).
         4.5            Articles Supplementary for 8.5% Series C Senior
                        Cumulative Preferred Stock setting forth the powers,
                        preferences and rights, and the qualifications,
                        limitations and restrictions thereof (incorporated by
                        reference to Exhibit 4.2 of Registrant's Registration
                        Statement on Form S-3 filed August 8, 2003 (SEC File No.
                        333-107803)).
         4.6            Bylaws  of  the  Company  (incorporated  by  reference  to  Exhibit  D of
                        Amendment No. 1 to Registrant's  Registration Statement on Form S-4 filed
                        January 22, 1997 (SEC File No. 333-19113)).
         4.7            Amended and Restated Rights Agreement, dated as of July
                        31, 1998, between the Company and The Bank of New York,
                        as Rights Agent (incorporated by reference to Exhibit
                        10.1 of the Registrant's Current Report on Form 8-K
                        dated November 5, 1998 (SEC File No. 001-12803)).
         *5.1           Opinion  of  Miles  &  Stockbridge   P.C.  as  to  the  legality  of  the
                        securities.
         *8.1           Opinion of Coudert Brothers LLP as to tax matters.
        *23.1           Consent of Ernst & Young LLP.
        *23.2           Consent of Miles & Stockbridge P.C. (included in Exhibit 5.1).
        *23.3           Consent of Coudert Brothers LLP (included in Exhibit 8.1).
        *24.1           Power of Attorney  (located on the  signature  page of this  Registration
                        Statement).

-------------------
*    As filed herewith.

Item 17. Undertakings

   (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

       (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
         Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on April 29, 2004.

                         URSTADT BIDDLE PROPERTIES INC.

                           By: /s/ Charles J. Urstadt
                               Charles J. Urstadt
                               Chairman of the Board and
                               Chief Executive Officer


                                   SIGNATURES


/s/ Charles J. Urstadt   Chairman, Chief Executive Officer and    April 29, 2004
Charles J. Urstadt       Director (Principal Executive Officer)


/s/ Willing L. Biddle    President, Chief Operating Officer and   April 29, 2004
Willing L. Biddle        Director


/s/ James R. Moore      Executive Vice President and Chief        April 29, 2004
James R. Moore          Financial Officer (Principal Financial
                        Officer and Principal Accounting Officer)

/s/ E. Virgil Conway          Director                            April 29, 2004
E. Virgil Conway


/s/ Robert R. Douglass        Director                            April 29, 2004
Robert R. Douglass


/s/ Peter Herrick             Director                            April 29, 2004
Peter Herrick


/s/ George H.C. Lawrence      Director                            April 29, 2004
George H.C. Lawrence


/s/Robert J. Mueller          Director                            April 29, 2004
Robert J. Mueller

/s/ Charles D. Urstadt        Director                            April 29, 2004
Charles D. Urstadt


/s/ George J. Vojta           Director                            April 29, 2004
George J. Vojta


                                POWER OF ATTORNEY

         Each person whose signature appears above hereby constitutes and appoints Charles J. Urstadt and Willing L. Biddle, or any of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any other documents filed with the Securities and Exchange Commission) to this Registration Statement, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorney-in-fact and agent, or any of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact and agent, or any of them, or his or their substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the above persons in the capacities and on the dates indicated.

                                  Exhibit Index

Exhibit Number          Description
         4.1            Amended  Articles  of  Incorporation  of  the  Company
                        (incorporated  by reference to Exhibit C of Amendment
                        No. 1 to  Registrant's  Statement on Form S-4 filed
                        January 22, 1997 (SEC File No. 333-19113)).
         4.2            Articles  Supplementary  of the Company  (incorporated
                        by  reference  to Exhibit A of Exhibit 4.1 of the
                        Registrant's  Current Report on Form 8-K
                        dated March 12, 1997 (SEC File No. 001-12803)).
         4.3            Articles  Supplementary  of the Company  (incorporated
                        by  reference  to Exhibit 4.1 of the Registrant's
                        Current Report on Form 8-K dated January
                        8, 1998 (SEC File No. 001-12803)).
         4.4            Articles  Supplementary  of the Company  (incorporated
                        by  reference  to Annex A of Exhibit  4.1 of the
                        Registrant's  Current  Report on Form 8-K
                        dated August 3, 1998 (SEC File No. 001-12803)).
         4.5            Articles Supplementary for 8.5% Series C Senior
                        Cumulative Preferred Stock setting forth the powers,
                        preferences and rights, and the qualifications,
                        limitations and restrictions thereof (incorporated by
                        reference to Exhibit 4.2 of Registrant's Registration
                        Statement on Form S-3 filed August 8, 2003 (SEC File No.
                        333-107803)).
         4.6            Bylaws  of  the  Company  (incorporated  by  reference
                        to  Exhibit  D of Amendment No. 1 to Registrant's
                        Registration Statement on Form S-4 filed
                        January 22, 1997 (SEC File No. 333-19113)).
         4.7            Amended and Restated Rights Agreement, dated as of July
                        31, 1998, between the Company and The Bank of New York,
                        as Rights Agent (incorporated by reference to Exhibit
                        10.1 of the Registrant's Current Report on Form 8-K
                        dated November 5, 1998 (SEC File No. 001-12803)).
         *5.1           Opinion of Miles & Stockbridge P.C. as to the legality
                        of the securities.
         *8.1           Opinion of Coudert Brothers LLP as to tax matters.
        *23.1           Consent of Ernst & Young LLP.
        *23.2           Consent of Miles & Stockbridge P.C. (included in
                        Exhibit 5.1).
        *23.3           Consent of Coudert Brothers LLP (included in Exhibit
                        8.1).
        *24.1           Power of Attorney  (located on the  signature  page of
                        this  Registration Statement).
-------------------
*    As filed herewith.




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